Exhibit 5.1

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 (212) 839 5300 (212) 839 5599 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG LONDON LOS ANGELES FOUNDED 1866	NEW YORK PALO ALTO SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

October 27, 2011

Colgate-Palmolive Company
300 Park Avenue
New York, New York 10022

Re:	Colgate-Palmolive Company
Registration Statement on Form S-3

Ladies and Gentlemen:

          At your request, we have examined the Registration Statement on Form S-3 (the “Registration Statement”) in the form to be filed with the Securities and Exchange Commission (the “Commission”) relating to the registration under the Securities Act of 1933, as amended (the “Act”), of debt securities (the “Debt Securities”) of Colgate-Palmolive Company, a Delaware corporation (the “Company”). The Debt Securities (including the Company’s Medium-Term Notes, Series G, Due One Year or More from Date of Issue (the “Notes”)), are to be issued under an Indenture, dated as of November 15, 1992 (the “Indenture”), between the Company and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee, which is incorporated by reference as an exhibit to the Registration Statement. The Debt Securities are to be issued in substantially the forms filed or to be filed as exhibits to the Registration Statement (with maturities, interest rates and other terms of the Debt Securities appropriately filled in). The Debt Securities are to be sold from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and any supplements to the Prospectus (the “Prospectus Supplements”).

          We have examined the Registration Statement and such other instruments, documents, and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

          Based on such examination, we are of the opinion that (i) as to the Notes, the issuance of up to $1,500,000,000 in aggregate principal amount of the Notes (or the equivalent in the currency of countries other than the United States or a composite currency) has been duly authorized by all necessary action by the Board of Directors and the authorized officers of the

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Company and, when the variable terms of such Notes have been established by any of the authorized officers to whom such authority has been delegated and such Notes have been duly completed, executed, authenticated and delivered in accordance with the Indenture and sold as contemplated by the Registration Statement, any amendment thereto, the Prospectus and the applicable Prospectus Supplement relating to the Notes and the agreed consideration therefor has been received by the Company, the Notes will constitute valid and binding obligations of the Company, enforceable in accordance with their terms; and (ii) as to other Debt Securities, when the issuance of such Debt Securities have been duly authorized by appropriate corporate action of the Company and when such Debt Securities have been duly completed, executed, authenticated and delivered in accordance with the Indenture and sold as contemplated by the Registration Statement, any amendment thereto, the Prospectus and any Prospectus Supplement relating thereto and the agreed consideration therefor has been received by the Company, such Debt Securities will constitute valid and binding obligations of the Company, enforceable in accordance with their terms.

          With respect to enforcement, the above opinion is qualified to the extent that enforcement of the Indenture and the Debt Securities may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that we express no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. We have assumed that none of the terms of any Debt Security to be established subsequent to the date hereof, nor the issuance and delivery of such Debt Security, nor the compliance by the Company with the terms of such Debt Security will violate any applicable law or public policy or will result in a violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company. We note further that enforcement of any Debt Securities denominated in a currency or currency unit other than United States dollars may be limited by requirements that a claim (or foreign currency judgment in respect of such claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law.

          The foregoing opinion is limited to matters arising under the laws of the State of New York and the General Corporation Law of the State of Delaware. We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in the Registration Statement and any amendment thereto. In addition, if a prospectus supplement or pricing supplement relating to the offer and sale of any particular Debt Security or Debt Securities is prepared and filed by the Company with the Commission on a future date and the prospectus supplement or pricing supplement contains our opinion and a reference to us substantially in the form set forth below, this consent shall apply to our opinion and the reference to us in substantially such form:

“In the opinion of Sidley Austin LLP, as counsel to the Company, when the notes offered by this prospectus supplement have been executed and issued by the Company and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated October 27, 2011, which has been filed as Exhibit 5.1 to the Company’s registration statement on Form S-3 filed with the Securities and Exchange Commission on October 27, 2011. [This opinion is also subject to the discussion, as stated in such letter, of the enforcement of notes denominated in a foreign currency or currency unit.]

          In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Sidley Austin LLP